Exhibit 99

     MDU Resources Announces Third Quarter Earnings Increase

BISMARCK, ND - October 25, 2000 - MDU Resources Group, Inc. (NYSE:MDU) announced third quarter earnings of $39.8 million compared to $28.9 million for 1999. Earnings per common share, diluted, reached 63 cents, up 21 percent from 52 cents a year ago. Year-to-date earnings for the nine months ended
September 30, 2000, totaled $73.9 million or $1.23 per common share, diluted, compared to $59.0 million or $1.09 per common share for the comparable period last year. Based on year-to-date performance and that anticipated for the fourth quarter, the company is comfortable with the analysts' current range of estimates on earnings per share from operations of $1.65 to $1.75 for 2000 as reported by Zacks Investor Relations Services. In addition, the company's earnings per share from operations for 2001 are projected in the $1.90 to $2.00 range.

"Outstanding third quarter and year-to-date earnings met our high expectations," stated Martin White, president and chief executive officer of MDU Resources. "Significantly higher earnings at both our oil and natural gas production segment and our construction materials and mining segment boosted our consolidated earnings. In addition, I am delighted that our stock price has rebounded. As of September 30, 2000, the price of our common stock has appreciated approximately 50 percent since the beginning of the year."

Third quarter earnings at the oil and natural gas production segment more than doubled when compared to 1999. Oil and natural gas production increased a combined 25 percent from a year ago reflecting production from oil and gas properties acquired late last year, as well as new production from the coal bed natural gas properties. In addition, strong oil and natural gas prices also contributed to the boost in earnings. Realized oil prices averaged 36 percent higher, while natural gas prices averaged 32 percent higher for the quarter.

At the construction materials and mining segment, quarterly earnings reached $19.2 million in 2000 as compared to $13.6 million for the same period last year. The earnings increase resulted from acquisitions made during the prior 12 months and higher ready-mixed concrete, aggregate and cement volumes at existing operations. These results were partially offset by higher energy costs. In addition, last year's third quarter earnings were negatively affected by a $1.9 million after-tax charge to earnings, the result of the resolution of the coal arbitration proceeding.

"Third quarter earnings at our construction materials and mining segment set a new record for our company," White said. "No single business segment has achieved quarterly results of this magnitude before. Construction materials and mining remains a growth engine as it builds earnings through operational improvements, increased consolidation and accretive acquisitions."

At the utility, third quarter electric earnings increased 25 percent to $5.9 million from $4.7 million a year ago due to higher retail and wholesale electric sales and lower operation and maintenance expenses. These increases were partially offset by higher purchased power costs because an electric generating station was down for repairs during July and part of August. White noted that, "During the period in which summer weather boosted earnings at our electric segment we also set a system peak on August 11 of 432 megawatts, approximately 3 percent higher than our previous peak. We met our customers' cooling needs by meeting their demand with reliable electrical energy throughout this period."

Normal seasonal losses were increased at the utility's natural gas distribution segment as a result of a mid-summer acquisition that added 22,000 customers. These results were partially offset by lower operation and maintenance expenses and higher service and repair margins from existing operations.

A doubling of third quarter earnings at the utility services segment resulted from increased line construction margins in the Rocky Mountain Region due, in part, from fiber optic work and engineering services. Businesses acquired since the comparable period last year also contributed to higher earnings. However, this increase was partially offset by decreased construction activity in the Pacific Northwest Region.

The earnings decrease at the pipeline and energy services segment resulted largely from the absence in 2000 of a 1999 reversal of contingency reserves totaling $3.9 million after-tax relating to the resolution of certain production tax and other state tax matters. Excluding the effect of the 1999 reversal of contingency reserves, earnings from this segment increased slightly because of higher volumes transported on the pipeline system.

"The outstanding third quarter results set the stage for another record year of earnings for MDU Resources," White said. "The Board of Directors recognized this growth at its August meeting when it increased the annual dividend by nearly 5 percent. This is the tenth consecutive year for dividend increases. Let me also highlight the company's consecutive quarterly dividend payment record which dates back to 1937."

For additional company information see accompanying investment highlights.
                          * * * * * * *
MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes an electric and natural gas utility, a natural gas pipeline, utility services, oil and natural gas production, construction materials and mining, and energy services. For more information about MDU Resources, see the company's web site at http://www.mdu.com or contact the investor relations department at investor@mduresources.com.

The information in this release includes certain forward-looking statements, including statements by the president and chief executive officer of MDU Resources and earnings per share estimates, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include prevailing governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, acquisition and disposal of assets or facilities, operation and construction of plant facilities, recovery of purchased power and purchased gas costs, present or prospective generation and availability of economic supplies of natural gas. Other important factors include the level of governmental expenditures on public projects and project schedules, changes in anticipated tourism levels, the effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs), oil and natural gas commodity prices, drilling successes in oil and natural gas operations, ability to acquire oil and natural gas properties, the availability of economic expansion or development opportunities, political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiations or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their obligations with respect to the company's financial instruments, changes in accounting principles and/or the application of such principles to the company, changes in technology and legal proceedings, and the ability to effectively integrate the operations of acquired companies. For further discussion refer to the company's 1999 Annual Report on Form 10-K at Item 7 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements and the company's most recent Form 10-Q at
Item 2 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.

                         * * * * * * * *
Contacts:

Warren L. Robinson - Executive Vice President, Treasurer and
Chief Financial Officer
(701) 222-7991 or
Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959


                            MDU RESOURCES GROUP, INC.
                             COMPARATIVE HIGHLIGHTS

                                           THREE MONTHS        NINE MONTHS
                                              ENDED               ENDED
                                           SEPTEMBER 30,       SEPTEMBER 30,

                                          2000     1999       2000       1999
Revenues (in millions):
Electric                                 $  42.1  $  40.2   $  118.8   $ 117.3
Natural gas distribution                    24.9     19.9      116.4     106.9
Utility services                            60.1     25.7      107.2      67.9
Pipeline and energy services               144.2    104.2      419.6     279.0
Oil and natural gas production              35.2     20.5       91.9      54.0
Construction materials and mining          242.1    174.1      471.5     342.0
Intersegment eliminations                  (17.8)    (9.0)     (59.6)    (42.2)
Total                                    $ 530.8  $ 375.6   $1,265.8   $ 924.9

Operating Income (in millions):
Electric                                 $  12.2  $  10.1   $   27.4   $  27.3
Natural gas distribution                    (3.0)    (2.2)       1.0       2.7
Utility services                             7.3      3.3       10.5       8.2
Pipeline and energy services                 7.3     12.6       17.8      33.5
Oil and natural gas production              17.5      6.8       41.7      15.1
Construction materials and mining           34.7     23.5       48.1      28.4
Total                                    $  76.0  $  54.1   $  146.5   $ 115.2

Net Income (in millions)                 $  40.0  $  29.1   $   74.5   $  59.6

Earnings on Common Stock (in
millions):
Electric                                 $   5.9  $   4.7   $   12.2   $  12.3
Natural gas distribution                    (2.2)    (1.7)      (0.3)      0.6
Utility services                             3.9      1.9        5.4       4.6
Pipeline and energy services                 3.0      6.5        6.6      17.6
Oil and natural gas production              10.0      3.9       23.5       9.4
Construction materials and mining           19.2     13.6       26.5      14.5
Total                                    $  39.8  $  28.9   $   73.9   $  59.0
Earnings Per Common Share - Basic        $  0.63  $  0.53   $   1.23   $  1.10
Earnings Per Common Share - Diluted $ 0.63 $ 0.52 $ 1.23 $ 1.09 Weighted Average Common Shares
Outstanding - Basic (in millions)           63.0     55.0       60.0      53.8
Weighted Average Common Shares
Outstanding - Diluted (in millions)         63.3     55.3       60.2      54.1

Electric (thousand KWH)
Retail sales                             561,646  537,101  1,592,088 1,554,727
Sales for resale                         222,408  187,232    680,586   704,487

Natural Gas Distribution (Mdk)
Sales                                      3,193    3,108     21,216    21,350
Transportation                             3,106    2,595      9,000     7,873

Pipeline and Energy Services
Transportation (Mdk)                      22,186   19,158     64,661    56,078

Oil and Natural Gas Production
Oil (000's of barrels)                       486      414      1,428     1,332
Natural gas (MMcf)                         7,361    5,761     20,198    18,006

Construction Materials and Mining (000's)
Aggregates (tons)                          6,700    5,208     13,510     9,778
Asphalt (tons)                             1,627    1,415      2,583     2,326
Ready-mixed concrete (cubic yards)           516      354      1,223       861
Coal (tons)                                  818      789      2,190     2,430


Investment Highlights     October 25, 2000

The following information highlights the key growth strategies and projections for MDU Resources over the next few years for each of its six major business segments. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to the various important factors listed at the end of this document under the heading "Safe Harbor for Forward-looking Statements" that could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.

  * The company is comfortable with the analysts' current range of estimates on earnings per share from operations of $1.65 to $1.75 for 2000 as reported by Zacks Investor Relations Services.
  * Earnings per share from operations for 2001 are projected in the $1.90 to $2.00 range.
  * Based on our current expectations, the company anticipates that its three to five year average annual earnings per share growth rate from operations will be in the general range of 10 to 12 percent.
  * The company expects to issue and sell equity from time-to-time to keep its targeted debt at the nonregulated businesses at approximately 40 percent of total capitalization.
  * Acquisitions were made at each of the company's core business units during the first three quarters of 2000.
  * The company invested over $430 million in growth and ongoing capital expenditures through September 30, 2000, using a combination of debt and equity sources, and internally generated funds. Of that total, approximately $255 million has been for acquisitions.

Electric
  * Owns or contracts for approximately 500 megawatts of electricity, owns and operates approximately 3,100 miles of transmission lines and over 4,000 miles of distribution lines.
  * Set a peak record for on-system electric usage on August 11, 2000. This system peak demand of 432 megawatts was approximately a 3 percent increase over 1999's peak.
  * Due to growing electric demand, a gas-fired 40-megawatt electric plant may be added in the three to five year planning horizon.

Natural Gas Distribution
  * Annual natural gas throughput for 2001 is expected to be approximately 55 million decatherms, with about 39 million decatherms from sales and 16 million from transportation.
  * The number of natural gas retail customers at existing operations is expected to grow by approximately 1.5 to 2 percent on an annual basis over the next three to five years.
  * Earnings are expected to increase from the growth in sales of new value-added products and services such as appliance repair contracts and home security systems.

Utility Services
  * Offers a full line of services to strengthen the nation's energy and communications network.
  * Operations are divided into four regions covering all of the United States, with the exception of the northern Atlantic states.
  * This segment is pursuing growth through the acquisition of utility services companies that are well managed, have excellent reputations and are growth-driven.
  * Future acquisitions should continue to broaden this business segment's markets throughout the United States.
  * This business segment's goal is to exceed $500 million in annual revenue within the next five years.

Pipeline and Energy Services
  * This business segment's pipeline and storage services cover seven states in the Rocky Mountains and Upper Midwest.
  * Two large pipeline projects, currently under construction by this segment, are related to the company's coal bed natural gas drilling program in the Powder River Basin. The two projects should be completed by the end of the year, providing the pipeline company the ability to move approximately 40 percent more of this gas through its system than is currently being transported, as well as enabling additional deliveries to other pipeline systems. The largest project involves building a 75-mile, nonregulated pipeline through the heart of the basin, to move gas produced from throughout the Powder River Basin to interconnecting pipeline systems, including the company's own transmission system.
  * In 2001, Williston Basin's natural gas throughput is expected to increase by approximately 6 percent.

Oil and Natural Gas Production
  * From January 1 through September 30, the company-operated portion of this segment's oil and natural gas production business drilled 209 developmental wells in the Powder River Basin and 75 developmental wells in our other operated properties located in Montana. During the same time frame, the company's non-operated portion of this segment's oil and natural gas production business participated in drilling a total of 68 wells, of which 55 were successful.
  * Combined oil and gas production at year-end 2000 should be in the range of 130 to 140 million cubic feet equivalents of natural gas per day, up approximately 30 percent from the beginning of the year.
  * Approximately 30 percent of our natural gas production has been hedged through the end of this year at prices ranging from $2.05 to $2.45 per Mcf based on Rocky Mountain gas sales and $2.30 to $2.80 per Mcf based on NYMEX.
  * Approximately 50 percent of our oil production has been hedged through the end of this year at prices ranging from $18.78 to $22.33 per barrel based on NYMEX.
  * This business segment is on target to increase its oil and natural gas production by a combined 15 to 20 percent over last year's level.
  * The 2001 drilling program is projected to include over 500 wells - the largest single year drilling program to date - to further develop our natural gas and oil reserves.
  * The company's estimates for natural gas prices in the Rocky Mountain region are in the range of $2.50 to $3.00 per Mcf during 2001. The company's estimates for natural gas prices on the NYMEX are in the range of $3 to $4 per Mcf.
  * The company's 2001 estimates for NYMEX crude oil prices are in the range of $23 to $26 per barrel.
  * Recently, this business segment began entering into hedging arrangements for a portion of its 2001 production. Thus far, the oil swap prices range from $28.65 to $29.22 per barrel based on NYMEX and the natural gas swap prices range from $4.57 to $4.60 per Mcf based on NYMEX and $4.04 to $4.44 per Mcf for Rocky Mountain gas sales. These swaps represent approximately 14 percent of estimated production in 2001 on an Mcf equivalent basis.
  * Combined oil and natural gas production at this business segment is expected to be 20 to 40 percent higher in 2001 than in 2000.

Construction Materials and Mining
  * As of September 30, the construction materials and mining business has 880 million tons of economically recoverable aggregate reserves. These reserves are strategically located and represent more than a 40-year supply at current consumption levels.
  * Since 1992, this business segment has grown from $45 million in annual revenues to $470 million last year. The company's goal is to reach $1 billion in annual revenues within the next five years.
  * Earnings are expected to grow from a combination of acquisitions and by optimizing both synergies and improvements at existing operations.

Safe Harbor for Forward-looking Statements

The information in this document includes certain forward-looking statements, including statements regarding earnings per share estimates, accretion to earnings, geographic and product diversity, growth and efficiency strategies, business opportunities and production increases, within the meaning of
Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include prevailing governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, acquisition and disposal of assets or facilities, operation and construction of plant facilities, recovery of purchased power and purchased gas costs, present or prospective generation and availability of economic supplies of natural gas. Other important factors include the level of governmental expenditures on public projects and project schedules, changes in anticipated tourism levels, the effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs), oil and natural gas commodity prices, drilling successes in oil and natural gas operations, ability to acquire oil and natural gas properties, the availability of economic expansion or development opportunities, political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiations or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their obligations with respect to the company's financial instruments, changes in accounting principles and/or the application of such principles to the company, changes in technology and legal proceedings, and the ability to effectively integrate the operations of acquired companies. For further discussion refer to the company's 1999 Annual Report on Form 10-K at Item 7 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements and the company's most recent Form 10-Q at Item 2 - Management's Discussion and Analysis
- Safe Harbor for Forward-looking Statements.